Exhibit 16.1

U.S. Securities and Exchange Commission
Office of the Chief Accountant

100 F Street Northeast
Washington, DC 20549

RE: EZGO Technologies Ltd.

CIK: 0001806904

We have been furnished a copy of the statements being made by EZGO Technologies Ltd. (the “Company”) in its Form 6-K dated May 8, 2024 and captioned “Changes in Registrant’s Certifying Accountant.” We acknowledge that Wei, Wei & Co., LLP had issued audit reports on the consolidated financial statements of the Company for the years ended ended September 30, 2023 and 2022.

During the period from February 28, 2022, the date of our appointment as the Company’s independent registered public accounting firm, through Maybe 7, 2024, the date of our dismissal, there were no disagreements between us and the Company regarding accounting principles that we need to make reference to.

We agree with all statements pertaining to us in such Form 6-K. We have no basis to agree or disagree with any other statements of the Registrant contained in Exhibit 16.1.

Sincerely,

/s/ Wei, Wei & Co., LLP
Wei, Wei & Co., LLP